      As filed with the Securities and Exchange Commission on June 1, 2001


                                                   Registration No. 333-________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                VECTOR GROUP LTD.
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                                     65-0949535
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                             100 S.E. Second Street
                              Miami, Florida 33131
                                 (305) 579-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Richard J. Lampen
                            Executive Vice President
                                Vector Group Ltd.
                             100 S.E. Second Street
                              Miami, Florida 33131
                                 (305) 579-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                             Mark L. Weissler, Esq.
                       Milbank, Tweed, Hadley & McCloy LLP
                             1 Chase Manhattan Plaza
                            New York, New York 10005
                                 (212) 530-5000

Approximate date of commencement of proposed sale to the public: From time to time following the effective date of the Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

         If this form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                                               CALCULATION OF REGISTRATION FEE

                                                    Proposed Maximum       Proposed Maximum
 Title of Shares to Be        Amount to Be         Offering Price per     Aggregate Offering          Amount of
       Registered              Registered                 Unit                   Price            Registration Fee
 ---------------------        ------------         ------------------     ------------------      ----------------
Common Stock,                  1,639,344                $32.74(1)             $53,672,122               $13,418
$.10 par value


================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on average high and low prices for Vector's common stock on the New York Stock Exchange consolidated reporting system on May 25, 2001.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

LEGEND FOR RED HERRING

[The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.]

--------------------------------------------------------------------------------


PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                              DATED June 1, 2001


                                1,639,344 SHARES

                                VECTOR GROUP LTD.

                                  COMMON STOCK

               ---------------------------------------------------


               These shares may be sold by the selling stockholder listed on page 12. Vector will not receive any proceeds from the sale of these shares.

               Vector's common stock is listed on The New York Stock Exchange under the symbol "VGR". The last reported sale price of the common stock on The New York Stock Exchange on May 31, 2001 was $34.02.

               The common stock may be sold in transactions on The
          New York Stock Exchange at market prices then prevailing, in negotiated transactions or otherwise. See "Plan of Distribution."

          THIS OFFERING INVOLVES MATERIAL RISKS. SEE "RISK FACTORS" BEGINNING
                                   ON PAGE 4.

               ---------------------------------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

               ---------------------------------------------------

                                 June ___, 2001

                       WHERE YOU CAN FIND MORE INFORMATION

         Vector files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Vector files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Vector's SEC filings are also available to the public from commercial document retrieval services and at the Website maintained by the SEC at www.sec.gov. Vector has filed a registration statement to register with the SEC the Vector common stock listed in this prospectus. This prospectus is part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

         Some of the important business and financial information that you may want to consider is not included in this prospectus, but rather is "incorporated by reference" to other documents that have been filed by Vector with the SEC. The information that is incorporated by reference consists of:

         o Vector's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001;

         o Vector's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 14, 2001;

         o Vector's Current Report on Form 8-K, filed with the SEC on May 17, 2001;

         o The description of Vector's common stock contained in its Current Report on Form 8-K, filed with the SEC on April 3, 2000; and

         o All documents filed by Vector under the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

         If there is any contrary information in a previously filed document that is incorporated by reference, then you should rely on the information in this prospectus.

         You can obtain any of the documents incorporated by reference through Vector or the SEC. Documents incorporated by reference are available from Vector without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing to the following address or by telephone:

                                Vector Group Ltd.
                          Attention: Investor Relations
                       100 S.E. Second Street, 32nd Floor
                              Miami, Florida 33131
                                 (305) 579-8000

                               PROSPECTUS SUMMARY

         BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL INFORMATION WHICH MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE, BEFORE YOU DECIDE WHETHER TO INVEST IN VECTOR'S COMMON STOCK. YOU SHOULD PAY SPECIAL ATTENTION TO THE RISKS OF INVESTING IN VECTOR'S COMMON STOCK AS DISCUSSED UNDER "RISK FACTOR."

                                   THE COMPANY

         Vector is a holding company for a number of businesses. Vector holds these businesses through its wholly-owned subsidiary BGLS Inc. Vector is engaged principally in:

         o the manufacture and sale of cigarettes in the United States through its subsidiary Liggett Group Inc.,

         o the development of new, less hazardous cigarette products through its Vector Tobacco subsidiaries, and

         o the investment banking and brokerage business in the United States and the real estate business in Russia through its majority-owned subsidiary New Valley Corporation.

         Vector is controlled by Bennett S. LeBow, the Chairman of Vector, BGLS and New Valley, who beneficially owns approximately 39% of Vector's common stock.

         The mailing address of the principal executive offices of Vector is 100 S.E. Second Street, Miami, Florida 33131. Vector's telephone number at that address is (305) 579-8000.

                                  THE OFFERING

Securities offered by the
selling stockholder..................     1,639,344 shares of common stock

Common Stock outstanding.............     27,900,546 shares of common stock

NYSE symbol..........................     Common Stock:  VGR

                                 USE OF PROCEEDS

         The net proceeds from the sale of the shares will be received by the selling stockholder. None of the proceeds from any sales by the selling stockholder will be received by Vector.

                                  RISK FACTORS

         BEFORE YOU INVEST IN VECTOR'S SECURITIES, YOU SHOULD BE AWARE THAT VECTOR IS SUBJECT TO VARIOUS RISKS, INCLUDING THE ONES LISTED BELOW, THE OCCURRENCE OF ANY OF WHICH COULD MATERIALLY ADVERSELY AFFECT VECTOR'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS AS WELL AS THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN VECTOR'S COMMON STOCK.

VECTOR IS A HOLDING COMPANY AND DEPENDS ON CASH PAYMENTS FROM SUBSIDIARIES WHICH ARE SUBJECT TO RESTRICTIONS

         Vector is a holding company and has no operations of its own. Vector holds its interests in its various businesses through its wholly-owned subsidiary BGLS Inc. In addition to Vector's own cash resources, Vector's ability to pay dividends on its common stock depends on the ability of BGLS to make cash available to Vector. The purchase agreement for the BGLS senior secured notes contains covenants which limit the ability of BGLS to make distributions to Vector to 50% of BGLS' net income, unless BGLS holds cash of $50 million after giving effect to the payment of the distribution. BGLS' ability to pay dividends to Vector depends primarily on the ability of Liggett and New Valley, in which Vector indirectly holds an approximately 56% interest, to generate cash and make it available to BGLS. Liggett's revolving credit agreement prohibits Liggett from paying cash dividends to BGLS unless Liggett's adjusted net worth and borrowing availability exceed specified levels.

         As the controlling New Valley stockholder, Vector must deal fairly with New Valley, which may limit its ability to enter into transactions with New Valley that result in the receipt of cash from New Valley and to influence New Valley's dividend policy. In addition, since Vector owns only approximately 56% of the common shares of New Valley, a significant portion of any cash and other assets distributed by New Valley will be received by persons other than Vector and its subsidiaries.

         Vector's receipt of cash payments, as dividends or otherwise, from its subsidiaries is an important source of its liquidity and capital resources. If Vector does not have sufficient cash resources of its own and does not receive payments from its subsidiaries in an amount sufficient to repay its debts, it must obtain additional funds from other sources. There is a risk that Vector will not be able to obtain additional funds at all or on terms acceptable to Vector. Vector's inability to service these obligations would significantly harm Vector and the value of its common stock.

LIGGETT FACES INTENSE COMPETITION IN THE DOMESTIC TOBACCO INDUSTRY

         Liggett is considerably smaller and has fewer resources than all its major competitors and has a more limited ability to respond to market developments. Published industry sources indicate that the three largest manufacturers control approximately 85.2% of the United States cigarette market. Philip Morris Companies Inc. is the largest and most profitable manufacturer in the market, and its profits are derived principally from its sale of premium cigarettes. Based on published industry sources, Liggett's management believes that Philip Morris had more than 60.7% of the premium segment and more than 50.5% of the total domestic market during 2000. Philip Morris and RJR, the two largest cigarette manufacturers, have historically, because of their dominant market share, been able to determine cigarette prices for the various pricing tiers within the industry. The other cigarette manufacturers historically have brought their prices into line with the levels established by the two major manufacturers.

LIGGETT'S BUSINESS IS HIGHLY DEPENDENT ON THE DISCOUNT SEGMENT

         Liggett depends more on sales in the discount segment of the market, relative to the full-price premium segment, than its major competitors. Approximately 89% of Liggett's net sales in 2000 were generated in the discount segment. The discount segment is highly competitive with consumers having less brand loyalty and placing greater emphasis on price. While the four major manufacturers all compete with Liggett in the discount segment of the market, the strongest competition for market share has recently come from a group of small manufacturers, most of which are producing low quality, deep discount cigarettes. While Liggett's share of the discount market increased from 3.9% in 1999 to 5.3% in 2000, published industry sources indicate that these smaller manufacturers' total market share increased from 8.8% to 13.8% due to their increased competitive discounting. If the discount market pricing continues to be impacted by these smaller manufacturers, margins in Liggett's largest market segment could be negatively affected, which in turn could negatively affect the value of Vector's common stock.

LIGGETT'S MARKET SHARE HAS DECLINED IN RECENT PERIODS

         Liggett has suffered a substantial decline in unit sales and associated market share in recent years, although Liggett's unit sales and market share increased during 2000. This market share erosion resulted in part from its highly leveraged capital structure that existed until December 1998 and Liggett's limited ability to match other competitors' wholesale and retail trade programs, obtain retail shelf space for its products and advertise its brands. The decline in recent years also resulted from adverse developments in the tobacco industry, intense competition and changes in consumer preferences. Based on published industry sources, Liggett's management believes that Liggett's overall market share during 2000 was 1.5%, compared with 1.2% for 1999 and 1.3% for 1998. Based on published industry sources, Liggett's management believes that Liggett's share of the premium segment during 2000 was .2%, down from .3% in 1999 and .5% in 1998, and its share of the discount segment during 2000 was 5.3%, up from 3.9% in 1999 and 3.5% for 1998. As adjusted for the Philip Morris brand transaction, Liggett's share of the premium segment during 1998 was .2%. If Liggett's market share declines, Liggett's sales volume, operating income and cash flows could be negatively affected, which in turn could negatively affect the value of Vector's common stock.

THE DOMESTIC CIGARETTE INDUSTRY HAS EXPERIENCED DECLINING UNIT SALES IN RECENT PERIODS

         Industry-wide shipments of cigarettes in the United States have been steadily declining for a number of years, although published industry sources estimate that domestic industry-wide shipments increased by approximately .1% in 2000. Published industry sources estimate that domestic industry-wide shipments decreased by approximately 9.0% in 1999 compared to 1998. While Liggett's domestic shipments increased 24.0% in 2000, Liggett's unit sales volume in 1999 decreased more significantly (11.3%) than the overall domestic market without giving effect to the Philip Morris transaction. Liggett's management believes that industry-wide shipments of cigarettes in the United States will continue to decline as a result of numerous factors. These factors include health considerations, diminishing social acceptance of smoking and legislative limitations on smoking in public places, federal and state excise tax increases and settlement-related expense which have contributed to large cigarette price increases. If this decline in industry shipments continues and Liggett is unable to capture market share from its competitors, or if the industry is unable to offset the decline in unit sales with price increases, Liggett's sales volume, operating income and cash flows could be negatively affected, which in turn could negatively affect the value of Vector's common stock.

LITIGATION AND REGULATION WILL CONTINUE TO HARM THE TOBACCO INDUSTRY

         The cigarette industry continues to be challenged on numerous fronts. New cases continue to be commenced against Liggett and other cigarette manufacturers. As of March 31, 2001, there were approximately 314 individual suits, 43 purported class actions and 104 governmental and other third-party payor health care reimbursement actions pending in the United States in which Liggett was a named defendant. In addition to these cases, during 2000, an action against cigarette manufacturers involving approximately 1,200 named individual plaintiffs was consolidated before a single West Virginia state court. Liggett is a defendant in most of the cases pending in West Virginia. Approximately 38 other purported class action complaints have been filed against the cigarette manufacturers for alleged antitrust violations. As new cases are commenced, the costs associated with defending these cases and the risks relating to the inherent unpredictability of litigation continue to increase.

         An unfavorable verdict was returned in the first phase of the ENGLE smoking and health class action trial pending in Florida. In July 2000, the jury awarded $790 million in punitive damages against Liggett in the second phase of the trial, and the court entered an order of final judgment. Liggett intends to pursue all available post-trial and appellate remedies. If this verdict is not eventually reversed on appeal, or substantially reduced by the court, it could have a material adverse effect on Vector. Liggett has filed the $3.45 million bond required under recent Florida legislation which limits the size of any bond required, pending appeal, to stay execution of a punitive damages verdict. On May 7, 2001, Liggett reached an agreement with the class in the ENGLE case, which will provide assurance to Liggett that the stay of execution, currently in effect under the Florida bonding statute, will not be lifted or limited at any point until completion of all appeals, including to the United States Supreme Court. As required by the agreement, Liggett paid $6.27 million into an escrow account to be held for the benefit of the ENGLE class, and released, along with Liggett's existing $3.45 million statutory bond, to the court for the benefit of the class upon completion of the appeals process. It is possible that additional cases could be decided unfavorably and that there could be further adverse developments in the ENGLE case. Management cannot predict the cash requirements related to any future settlements and judgments, including cash required to bond any appeals, and there is a risk that those requirements will not be able to be met.

         In recent years, there have been a number of restrictive regulatory actions from various Federal administrative bodies, including the United States Environmental Protection Agency and the Food and Drug Administration. There have also been adverse political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry, including the commencement and certification of class actions and the commencement of third-party payor actions. These developments generally receive widespread media attention. Vector is not able to evaluate the effect of these developing matters on pending litigation or the possible commencement of additional litigation, but Vector's consolidated financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any smoking-related litigation.

LIGGETT HAS SIGNIFICANT SALES TO A SINGLE CUSTOMER

         In 2000, 33.8% of Liggett's net sales, 38.1% of Liggett's net sales in the discount segment and 24.6% of Vector's consolidated revenues were to Liggett's largest customer. If this customer were to discontinue its relationship with Liggett or experience financial difficulties, Liggett's results of operations could be adversely affected.

EXCISE TAX INCREASES MAY ADVERSELY AFFECT CIGARETTE SALES

         As part of the 1997 budget agreement approved by Congress, federal excise taxes on a pack of cigarettes, which are currently 34 cents, were increased at the beginning of 2000 and will rise five cents more in the year 2002. In general, excise taxes and other taxes on cigarettes have been increasing. These taxes vary considerably and, when combined with sales taxes and the current federal excise tax, may be as high as $1.88 per pack in a given locality in the United States. Congress has considered significant increases in the federal excise tax or other payments from tobacco manufacturers, and increases in excise and other cigarette-related taxes have been proposed at the state and local levels. A substantial federal or state excise tax increase could accelerate the trend away from smoking and could have an unfavorable effect on Liggett's sales and profitability.

VECTOR TOBACCO IS SUBJECT TO RISKS INHERENT IN NEW PRODUCT DEVELOPMENT
INITIATIVES

         Vector plans to make significant investments in Vector Tobacco's development projects in the tobacco industry. Vector Tobacco is currently involved with the development of new cigarette products designed to both reduce cancer causing agents in cigarettes to below the level that initiates carcinomas in mouse skin-painting tests and to be virtually free of nicotine. These initiatives are subject to a high level of risks, uncertainties and contingencies, including the challenges inherent in new product development. There is a risk that investments in Vector Tobacco will harm Vector's profitability (if any) or liquidity or cash flow.

         The substantial risks facing Vector Tobacco include:

         RISKS OF MARKET ACCEPTANCE OF THE NEW PRODUCTS. Vector Tobacco has conducted limited testing of cigarettes produced from tobacco genetically modified to produce a virtually nicotine-free and TSNA-free cigarette. Virtually nicotine-free and TSNA-free or low PAH cigarettes may not be accepted ultimately by adult smokers. Adult smokers may decide not to purchase cigarettes made with virtually nicotine-free and TSNA-free or low PAH tobaccos due to taste or other preferences, or due to the use of genetically modified tobacco or the virtual absence of nicotine.

         COMPETITION FROM OTHER CIGARETTE MANUFACTURERS WITH GREATER RESOURCES. The cigarette industry is highly competitive. Vector Tobacco's competitors generally have substantially greater resources than Vector Tobacco has, including financial, marketing and personnel resources. Other major tobacco companies have stated that they are working on reduced risk, "safer" cigarette products and have made publicly available only limited additional information concerning their activities at this time. There is a substantial likelihood that other major tobacco companies will introduce products that are designed to compete directly with Vector Tobacco's virtually nicotine-free and TSNA-free and low PAH products.

         POTENTIAL DISPUTES CONCERNING INTELLECTUAL PROPERTY. Vector Tobacco's ability to commercially exploit its proprietary technology for its virtually nicotine-free and TSNA-free and low PAH products depends in large part on its ability to defend issued patents, to obtain further patent protection for the technology in the United States and other jurisdictions, and to operate without infringing on the patents and proprietary rights of others. Additionally, it must be able to obtain appropriate licenses to patents or proprietary rights held by third parties if infringement would otherwise occur, both in the United States and in foreign counties.

         Intellectual property rights, including Vector Tobacco's patents (owned or licensed), involve complex legal and factual issues. Any conflicts resulting from third party patent applications and patents could significantly limit Vector Tobacco's ability to obtain meaningful patent protection or to commercialize its technology. If necessary patents currently exist or are issued to other companies that contain competitive or conflicting claims, Vector Tobacco may be required to obtain licenses to these patents or to develop or obtain alternative technology. Licensing agreements, if required, may be unavailable on acceptable terms or at all. If licenses are not obtained, Vector Tobacco could be delayed in or prevented from pursuing the development or commercialization of its new cigarette products. Any alternative technology, if feasible, could take several years to develop.

         Litigation which could result in substantial cost may also be necessary to enforce any patents to which Vector Tobacco has rights, or to determine the scope, validity and unenforceability of other parties' proprietary rights which may affect its rights. Vector Tobacco may also have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of an invention, which could result in substantial costs. There is a risk that its licensed patents would not be held valid by a court or administrative body or that an alleged infringer would not be found to be infringing. The mere uncertainty resulting from the institution and continuation of any technology-related litigation or interference proceeding could have a material and adverse effect on Vector Tobacco's business, operating results and prospects.

         Vector Tobacco may also rely on unpatented trade secrets and know-how to maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with employees, consultants, suppliers and others. There is a risk that these agreements will be breached or terminated, that Vector Tobacco will not have adequate remedies for any breach, or that its trade secrets will otherwise become known or be independently discovered by competitors.

         DEPENDENCE ON KEY SCIENTIFIC PERSONNEL. Vector Tobacco's business depends for its continued development and growth on the continued services of key scientific personnel. The loss of Dr. Robert Bereman, Vice President of Chemical Research, or Dr. Mark A. Conkling, Vice President of Genetic Research, could have a serious negative impact upon Vector Tobacco's business, operating results and prospects.

         ABILITY TO RAISE CAPITAL AND MANAGE GROWTH OF BUSINESS. If Vector Tobacco succeeds in introducing to market and increasing consumer acceptance for its new cigarette products, Vector Tobacco will be required to obtain significant amounts of additional capital and manage substantial volume from its customers. There is a risk that adequate amounts of additional capital will not be available to Vector Tobacco to fund the growth of its business. To accommodate growth and compete effectively, Vector Tobacco will also be required to attract, integrate, motivate and retain additional highly skilled sales, technical and other employees. Vector Tobacco will face competition for these people. Its ability to manage volume also will depend on its ability to scale up its tobacco processing, production and distribution operations. There is a risk that it will not succeed in scaling its processing, production and distribution operations and that its personnel, systems, procedures and controls will not be adequate to support its future operations.

         POTENTIAL DELAYS IN OBTAINING ANY NECESSARY GOVERNMENT APPROVALS. Vector Tobacco's business may become subject to extensive domestic and international government regulation. Various proposals have been made for federal, state and international legislation to regulate cigarette manufacturers. The ultimate outcome of these proposals cannot be predicted. It is possible that laws and regulations may be adopted covering issues like the manufacture, sale, distribution and labeling of tobacco products as well as any health claims associated with new less hazardous cigarette products and the use of genetically modified tobacco. A system of regulation by agencies like the Food and Drug Administration, the Federal Trade Commission or the United States Department of Agriculture may be established. Any new laws or regulations of this type could significantly delay Vector Tobacco's introduction of its new products to market or may require it to incur significant expense in complying with any new regulation or in obtaining any necessary government approvals.

         POTENTIAL DELAYS IN OBTAINING TOBACCO, OTHER RAW MATERIALS AND ANY TECHNOLOGY NEEDED TO PRODUCE NEW PRODUCTS. Vector Tobacco is dependant on third parties to produce tobacco and other raw materials that Vector Tobacco will require to manufacture its new products. Additionally, the growing of new tobacco and new seeds is subject to adverse weather conditions. Vector Tobacco may also need to obtain licenses to technology subject to patents or proprietary rights of third parties to produce its products. The failure by such third parties to supply Vector Tobacco with tobacco, other raw materials and technology on commercially reasonable terms, or at all, in the absence of readily available alternative sources, would have a serious negative impact on Vector Tobacco's business, operating results and prospects. There is also a risk that interruptions in the supply of these materials and technology may occur in the future. Any interruption in their supply could have a serious negative impact on Vector Tobacco.

NEW VALLEY IS SUBJECT TO RISKS RELATING TO THE INDUSTRIES IN WHICH IT OPERATES

         THE SECURITIES INDUSTRY. As a broker-dealer, Ladenburg is subject to uncertainties endemic to the securities industry. These uncertainties include the volatility of domestic and international financial, bond and stock markets, as demonstrated by recent disruptions in the financial markets, extensive governmental regulation, litigation, intense competition and substantial fluctuations in the volume and price level of securities. Ladenburg also depends on the solvency of various counterparties. As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year. In periods of low volume, profitability is impaired because expenses remain relatively fixed. The securities industry has experienced significant consolidation in recent years among industry participants. Many of Ladenburg's competitors are substantially larger than Ladenburg in terms of capital, employees and distribution and marketing resources.

         RISKS OF REAL ESTATE DEVELOPMENT PROJECTS. New Valley is engaged in a variety of real estate development projects in Russia. Development projects are subject to special risks including potential increase in costs, inability to meet deadlines which may delay the timely completion of projects, reliance on contractors who may be unable to perform and the need to obtain various governmental and third party consents.

         RISKS RELATING TO RUSSIAN REAL ESTATE OPERATIONS. New Valley has significant real estate development operations in Russia. These operations are subject to a high level of risk.

         In its on-going transition from a centrally-controlled economy under communist rule, Russia has experienced dramatic political, social and economic upheaval. There is a risk that further reforms necessary to complete this transition will not occur. In August 1998, the economy of the Russian Federation entered a period of even greater economic instability which has continued since that time. The country's currency continues to devalue. There is continued volatility in the debt and equity markets, and hyperinflation persists. Confidence in the banking sector has yet to be restored, and there continues to be a general lack of liquidity in the economy. In addition, New Valley may be harmed by regulatory, political and legal developments beyond the control of companies operating in the Russian Federation, including:

         o   diplomatic developments,

         o   decisions of international lending organizations,

         o   regional tensions,

         o   currency repatriation restrictions,

         o   foreign exchange fluctuations,

         o an undeveloped system of commercial laws, including laws on real estate titles and mortgages, and a relatively untested judicial system,

         o an evolving taxation system subject to constant changes which may be applied retroactively and subject to varying interpretations by tax authorities which may not coincide with that of management and can result in assessments of additional taxes, penalties and interest, which can be significant, and

         o other legal developments and, in particular, the risks of expropriation, nationalization and confiscation of assets and changes in legislation relating to foreign ownership.

         As a result of the recent economic difficulties in the Russian economy, New Valley took a charge of $11.6 million in 1999 for a permanent impairment in the value of the site for the proposed Ducat Place III office building and related goodwill. The uncertainties in Russia may also impair New Valley's ability to complete planned financing and investing activities. The development of the Russian properties will require significant amounts of debt and other financing. In acquiring its interest in the Kremlin sites, New Valley agreed with the City of Moscow to invest an additional $22 million by May 2000 in the development of the property. In April 2000, Western Realty Repin arranged short-term financing to fund the investment. Under the terms of the investment, New Valley is required to use this financing amount to make construction expenditures on the site by June 2002. Failure to make the expenditures could result in the forfeiture of a 34.8% interest in one of the sites. New Valley is considering potential financing alternatives on behalf of the joint ventures. However, given the recent economic turmoil in Russia, there is a risk that financing will not be available on acceptable terms. Failure to obtain sufficient capital for the projects would force the joint ventures to curtail or delay their projects.

NEW VALLEY'S POTENTIAL INVESTMENTS ARE UNIDENTIFIED AND MAY NOT SUCCEED

         New Valley currently holds a significant amount of marketable securities and cash not committed to any specific investments. This subjects you to increased risk and uncertainty because you will not be able to evaluate how this cash will be invested and the economic merits of particular investments. There may be substantial delay in locating suitable investment opportunities. In addition, New Valley may lack relevant management experience in the areas in which New Valley may invest. There is a risk that New Valley will fail in targeting, consummating or effectively managing any of these investments.

VECTOR DEPENDS ON ITS KEY PERSONNEL

         Vector depends on the efforts of its executive officers and other key personnel. While Vector believes that it could find replacements for these key personnel, the loss of their services could have a significant adverse effect on Vector's operations. Vector does not maintain key-man life insurance for any of its personnel.

VECTOR AND NEW VALLEY HAVE MANY POTENTIALLY DILUTIVE SECURITIES OUTSTANDING

         Vector has outstanding warrants expiring in 2003 to purchase 1,889,016 shares of Vector's common stock, at a price of $4.54 per share. In 1998, Vector granted options expiring in 2003 for shares of Vector's common stock, at a price of $5.45 per share, to a law firm that represents Vector, Liggett and New Valley, of which options for 1,063,125 shares are currently outstanding and exercisable. At March 31, 2001, Vector had outstanding options granted to employees to purchase 9,973,503 shares of its common stock, at prices ranging from $.91 to $21.36 per share, of which options for 4,409,115 shares are exercisable during 2001. The issuance of these shares will cause dilution which may adversely affect the market price of Vector's common stock. The availability for sale of significant quantities of Vector's common stock could adversely affect the prevailing market price of the stock.

         As part of New Valley's recapitalization, a total of 17,898,629 warrants to purchase common shares were issued to New Valley's stockholders. The potential issuance of common shares on exercise of the warrants would increase the number of New Valley's common shares outstanding by more than 80%.

VECTOR'S STOCK PRICE HAS BEEN VOLATILE

         The trading price of Vector's common stock has fluctuated widely, ranging between $10.30 and $38.27 per share over the past 52 weeks. The overall market and the price of its common stock may continue to fluctuate greatly. The trading price of its common stock may be significantly affected by various factors, including:

         o the depth and liquidity of the trading market for Vector's common stock,

         o quarterly variations in its actual or anticipated operating results,

         o changes in investors' and analysts' perceptions of the business and legal risks facing Vector and the tobacco industry,

         o   changes in estimates of its earnings by investors and analysts, and

         o   announcements or activities by its competitors.

                           FORWARD-LOOKING STATEMENTS

         In addition to historical information, this prospectus contains "forward-looking statements" within the meaning of the federal securities law. Forward-looking statements include information relating to Vector's intent, belief or current expectations, primarily with respect to, but not limited to:

         o   economic outlook,

         o   capital expenditures,

         o   cost reduction,

         o   cash flows,

         o   operating performance,

         o   litigation, and

         o related industry developments (including trends affecting Vector's business, financial condition and results of operations).

         Vector identifies forward-looking statements in this prospectus by using words or phrases such as "anticipate", "believe", "estimate", "expect", "intend", "may be", "objective", "plan", "predict", "project" and "will be" and similar words or phrases or their negatives.

         The forward-looking information involves important risks and uncertainties that could cause Vector's actual results, performance or achievements to differ materially from its anticipated results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include the risk factors discussed above.

         Although Vector believes the expectations reflected in these forward-looking statements are based on reasonable assumptions, there is a risk that these expectations will not be attained and that any deviations will be material. Vector disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this prospectus to reflect any changes in its expectations or any change in events, conditions or circumstances on which any statement is based.

                               SELLING STOCKHOLDER

         The shares registered under the registration statement of which this prospectus is a part are being offered for the account of High River Limited Partnership, a Delaware limited partnership, or its transferees selling after May 31, 2002, pledgees or donees. High River acquired the 1,639,344 shares of Vector's common stock offered in this prospectus from Vector under a stock purchase agreement between Vector and High River dated May 16, 2001, which has been incorporated by reference into the registration statement. The closing price per share of Vector's common stock on The New York Stock Exchange on May 16, 2001 was $33.60 per share. The consideration received by Vector from High River from the sale of the 1,639,344 shares under the agreement was $50 million in the aggregate, or $30.50 per share. High River has agreed on behalf of itself, its affiliates and its donees not to sell these shares in the public market for a period of a year from the closing of the purchase. This lock-up period will terminate earlier if either the chairman or the president of Vector, or their affiliates or donees, sell more than 300,000 shares of Vector's common stock in the public market after the closing date. Vector must pay High River liquidated damages if the registration statement has not been declared effective by the date of termination of the lock-up period. The liquidated damages would be payable monthly at a rate per share equal to the amount obtained by dividing $30.50 by the number of days between the earlier of the termination date of the lock-up period, or the six month anniversary of the closing date, and the date the shares may be resold by High River without registration under Rule 144(k) under the Securities Act. The amount of aggregate liquidated damages may not exceed the purchase price.

         As of May 16, 2001, High River beneficially owned 1,990,934 shares (7.66%) of Vector's common stock, in addition to the shares acquired under the stock purchase agreement. High River will beneficially own 1,990,934 shares after the offering assuming the sale of all shares covered by this prospectus and no other purchases or sales of shares by High River.

         High River is an investment entity owned by Carl C. Icahn. Until May 1999, Tortoise Corp., also owned by Mr. Icahn, held $97.6 million principal amount of BGLS' senior secured notes. On May 25, 1999, BGLS repurchased the notes for 99% of the principal amount plus accrued interest.

                              PLAN OF DISTRIBUTION

         Any distribution of the shares by the selling stockholder, or by the selling stockholder's transferees selling after May 31, 2002, pledgees or donees, may be effected from time to time in one or more of the following transactions:

         o to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time),

         o through brokers, acting as principal or agent, in transactions (which may include block transactions) on The New York Stock Exchange, in special offerings, exchange distributions under the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices or at fixed prices, or

         o directly or through brokers or agents in private sales at negotiated prices, or by any other legally available means.

Unless otherwise disclosed in any prospectus supplement, the obligations of any underwriter to purchase shares will be subject to conditions precedent and the underwriters will be obligated to purchase all of the shares, if any are purchased, and any agent will be acting on a best efforts basis during its appointment.

         The selling stockholder and these underwriters, brokers, dealers or agents may be considered "underwriters" as that term is defined by the Securities Act.

         Underwriters participating in any offering made pursuant to this prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in transactions may receive brokerage or agent's commissions or fees.

         At the time a particular offering of shares is made, to the extent required, a prospectus supplement will be distributed which will set forth the amount of shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the selling stockholders, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         To comply with the securities laws of some states, if applicable, the shares will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration and qualification is available and complied with.

         All costs, expenses and fees for the registration of the shares will be borne by Vector. Commissions and discounts, if any, attributable to the sale of the shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. Vector and the selling stockholder have agreed to indemnify each other and various other persons against liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                               VALIDITY OF SHARES

         The validity of the shares offered by this prospectus is being passed on for Vector by Marc N. Bell, Esq. Vice President and General Counsel of Vector. Mr. Bell holds an option to purchase 73,500 shares of Vector's common stock at an exercise price of $4.54 per share and an option to purchase 52,500 shares at an exercise price of $14.70.

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

      Where You Can Find More Information..........................            2
      Prospectus Summary...........................................            3
      Risk Factors.................................................            4
      Forward-Looking Statements...................................           11
      Selling Stockholder..........................................           12
      Plan of Distribution.........................................           12
      Experts......................................................           13
      Validity of Shares...........................................           13



                                VECTOR GROUP LTD.

                                1,639,344 SHARES
                                 OF COMMON STOCK

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth various expenses, payable by Vector on behalf of the selling stockholder in connection with the offering. Other than the SEC registration fee, the amounts set forth below are estimates:

SEC registration fee.........................................            $13,418
Legal fees and expenses......................................              5,000
Accounting fees and expenses.................................              5,000
Miscellaneous................................................              1,582
                                                                         -------

                  Total......................................            $25,000
                                                                         =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law and Article VI of Vector's By-Laws provide for indemnification of Vector's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933 (the "Securities Act").

         Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director (i) breaches his duly of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorized the payment of a dividend or approves a stock repurchase in violation of the Delaware General Corporation Law or (iv) obtains an improper personal benefit. Article Eighth of Vector's Amended and Restated Certificate of Incorporation includes a provision which eliminates directors' personal liability to the full extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended.

ITEM 16. EXHIBITS.

         The following documents are filed as a part of this registration statement or incorporated by reference herein:

EXHIBIT
  NO.                        DESCRIPTION
-------                      -----------

5                    Opinion of Marc N. Bell, Esq.

10* Stock Purchase Agreement, dated as of May 16, 2001, by and between Vector Group Ltd. and High River Limited Partnership (incorporated by reference to Exhibit 10.8 in Vector's Form 8-K dated May 14, 2001).

23.1                 Consent of PricewaterhouseCoopers LLP

23.2                 Consent of Marc N. Bell, Esq. (included in Exhibit 5).

24.1                 Power of Attorney (on signature page).

--------------------
* Incorporated by reference

ITEM 17. UNDERTAKINGS.

         (a)   The Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation or Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, and State of Florida, on the 1st day of June, 2001.

                                              VECTOR GROUP LTD.


                                              By:  /s/ Joselynn D. Van Siclen
                                                   -----------------------------
                                              Joselynn D. Van Siclen
                                              Vice President, Treasurer and
                                              Chief Financial Officer

         The registrant and each person whose signature appears below hereby authorizes Richard J. Lampen, Joselynn D. Van Siclen and Marc N. Bell (the "Agents"), with full power of substitution and resubstitution, to file one or more amendments (including post-effective amendments) to the Registration Statement which amendments may make such changes in the Registration Statement as such Agent deems appropriate, and the registrant and each such person hereby appoints each such Agent as attorney-in-fact to execute in the name and on behalf of the registrant and each such person, individually and in each capacity stated below, any such amendments to the Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed below by the following persons in the capacities indicated on June 1, 2001.



/s/ Bennett S. LeBow                           Chairman of the Board of
---------------------------                    Directors and Chief Executive
Bennett S. LeBow                               Officer
                                               (Principal Executive Officer)


/s/ Joselynn D. Van Siclen                     Vice President, Chief Financial
--------------------------                     Officer and Treasurer (Principal
Joselynn D. Van Siclen                         Financial Officer and Principal
                                               Accounting Officer)


/s/ Robert J. Eide                             Director
---------------------------
Robert J. Eide

/s/ Howard M. Lorber                           Director
---------------------------
Howard M. Lorber

/s/ Jeffrey S. Podell                          Director
---------------------------
Jeffrey S. Podell

/s/ Jean E. Sharpe                             Director
---------------------------
Jean E. Sharpe